Exhibit 5.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-210450 of Stantec Inc. on Form F-10 of our report dated March 21, 2016 related to the financial statements of MWH Global, Inc. and Subsidiaries as of and for the years ended January 1, 2016 and January 2, 2015 (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the Company’s adoption of new accounting guidance for the classification and presentation of deferred income taxes for the year ended January 1, 2016 and applied prospectively), appearing in the prospectus, which is part of this Registration Statement and to the reference to us under the heading “Auditors, Registrar, and Transfer Agent and Subscription Receipt Agent” in such prospectus.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado April 7, 2016